Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated November 6, 2018. GS Finance Corp. $ Leveraged Buffered Basket-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be November 18, 2022) is based on the performance of a weighted basket comprised of the S&P 500® Index (45.91% weighting), the S&P MidCap 400® Index (10.72% weighting), the iShares® MSCI EAFE Small Cap ETF (9.56% weighting), the MSCI Emerging Markets Index  (9.11% weighting), the EURO STOXX 50® Index (8.71% weighting), the Russell 2000® Index (5.36% weighting), TOPIX (5.23% weighting), the FTSE® 100 Index (3.87% weighting) and the S&P/ASX 200 Index (1.53% weighting) as measured from the trade date (expected to be November 15, 2018) to and including the determination date (expected to be November 15, 2022).
The return on your notes is linked, in part, to the performance of the iShares® MSCI EAFE Small Cap ETF (ETF), and not to that of the MSCI EAFE Small Cap Index (underlying index), on which the ETF is based. The ETF follows a strategy of “representative sampling,” which means the ETF’s holdings are not the same as those of the underlying index. The performance of the ETF may significantly diverge from that of its underlying index.
The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final underlier level divided by the initial underlier level (set on the trade date) multiplied by (ii) the applicable initial weighted value for each basket underlier.  If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal 1.15 times the basket return. If the final basket level declines by up to 15% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 15% from the initial basket level, the return on your notes will be negative and will equal the basket return plus 15%.  You could lose a significant portion of the face amount of your notes.
To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level.  At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:
●
if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.15 times (c) the basket return;

●	if the basket return is zero or negative but not below -15% (the final basket level is equal to or less than the initial basket level but not by more than 15%), $1,000; or
●
if the basket return is negative and is below -15% (the final basket level is less than the initial basket level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the basket return plus 15% times (b) $1,000. You will receive less than the face amount of your notes.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performance of the S&P 500® Index will have a significantly larger impact on your return on the notes than the performance of the S&P MidCap 400® Index, the iShares® MSCI EAFE Small Cap ETF, the MSCI Emerging Markets Index, the EURO STOXX 50® Index, the Russell 2000® Index, TOPIX, the FTSE® 100 Index or the S&P/ASX 200 Index.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15.
The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $930 and $970 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	expected to be November 20, 2018	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount
*The original issue price will be       % for certain investors; see “Summary Information — Key Terms — Supplemental plan of distribution; conflicts of interest” on page PS-6.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC
Pricing Supplement No.           dated         , 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $930 and $970 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $       per $1,000 face amount).
Prior to               , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●    Product supplement no. 1,738 dated July 10, 2017
●    General terms supplement no. 1,734 dated July 10, 2017
●    Prospectus supplement dated July 10, 2017
●    Prospectus dated July 10, 2017
The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, and references to the “accompanying product supplement no. 1,738” mean the accompanying product supplement no. 1,738, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.
This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 1,738 and “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying product supplement no. 1,738 and general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1,738 or the accompanying general terms supplement no. 1,734.

Key Terms
Issuer:  GS Finance Corp.
Guarantor:  The Goldman Sachs Group, Inc.
Basket underliers: the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC (“S&P”); the S&P MidCap 400® Index (Bloomberg symbol, “MID Index”), as published by S&P; the iShares® MSCI EAFE Small Cap ETF (Bloomberg symbol, “SCZ UW”); the MSCI Emerging Markets Index (Bloomberg symbol, MXEF Index”) as maintained by MSCI Inc.; the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as sponsored and maintained by STOXX Limited;  the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by FTSE Russell (“FTSE”); TOPIX (Bloomberg symbol, “TPX Index”), as published by the Tokyo Stock Exchange, Inc. (“TSE”); the FTSE® 100 Index (Bloomberg symbol, “UKX Index”), as published by FTSE; and the S&P/ASX 200 Index (Bloomberg symbol, “AS51 Index”), as published by S&P; see “The Basket and the Basket Underliers” on page PS-23
Basket indices: the S&P 500® Index, the S&P MidCap 400® Index,the MSCI Emerging Markets Index, the EURO STOXX 50® Index, the Russell 2000® Index, TOPIX, the FTSE® 100 Index, and the S&P/ASX 200 Index
Basket fund: the iShares® MSCI EAFE Small Cap ETF
Underlying index of the basket fund: the MSCI EAFE Small Cap Index
Specified currency:  U.S. dollars (“$”)
Terms to be specified in accordance with the accompanying product supplement no. 1,738:
•	type of notes: notes linked to basket of underliers

•	exchange rates: not applicable
•	buffer level: yes, as described below
•	cap level: not applicable
•	averaging dates: not applicable
•	interest: not applicable
•	redemption right or price dependent redemption right: not applicable
Face amount:  each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways.  The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-16 of this pricing supplement
Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.
Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
●	if the final basket level is greater than the initial basket level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return;
●	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or
●
if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Initial weighted value:  the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:
Basket Underlier	Initial Weight in Basket
S&P 500® Index	45.91%
S&P MidCap 400® Index	10.72%
iShares® MSCI EAFE Small Cap ETF	9.56%
MSCI Emerging Markets Index	9.11%
EURO STOXX 50® Index	8.71%
Russell 2000® Index	5.36%
TOPIX	5.23%
FTSE® 100 Index	3.87%
S&P/ASX 200 Index	1.53%
Initial S&P 500® Index level (to be set on the trade date):
Initial S&P MidCap 400® Index level (to be set on the trade date):
Initial iShares® MSCI EAFE Small Cap ETF level (to be set on the trade date):
Initial MSCI Emerging Markets Index level (to be set on the trade date):
Initial EURO STOXX 50® Index level (to be set on the trade date):
Initial Russell 2000® Index level (to be set on the trade date):
Initial TOPIX level (to be set on the trade date):
Initial FTSE® 100 Index level (to be set on the trade date):
Initial S&P/ASX 200 Index level (to be set on the trade date):
Final S&P 500® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes - Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final S&P MidCap 400® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final iShares® MSCI EAFE Small Cap ETF level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final MSCI Emerging Markets Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. and subject to adjustment as provided under

“Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final EURO STOXX 50® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final Russell 2000® Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final TOPIX level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes - Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final FTSE® 100 Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final S&P/ASX 200 Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Final basket level:  the sum of the following:  (1) the final S&P 500® Index level divided by the initial S&P 500® Index level, multiplied by the initial weighted value of the S&P 500® Index plus (2) the final S&P MidCap 400® Index level divided by the initial S&P MidCap 400® Index level, multiplied by the initial weighted value of the S&P MidCap 400® Index plus (3) the final iShares® MSCI EAFE Small Cap ETF level divided by the initial iShares® MSCI EAFE Small Cap ETF level, multiplied by the initial weighted value of the iShares® MSCI EAFE Small Cap ETF plus (4) the final MSCI Emerging Markets Index level divided by the initial MSCI Emerging Markets Index level, multiplied by the initial weighted value of the MSCI Emerging Markets Index plus (5) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (6) the final Russell 2000® Index level divided by the initial Russell 2000® Index level, multiplied by the initial weighted value of the Russell 2000® Index plus (7) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of TOPIX plus (8) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (9) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index
Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Upside participation rate: 115%
Buffer level: 85% of the initial basket level
Buffer amount: 15%

Buffer rate: 100%
Trade date:  expected to be November 15, 2018
Original issue date (settlement date) (to be set on the trade date):  expected to be November 20, 2018
Stated maturity date (to be set on the trade date): expected to be November 18, 2022, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734
Determination date (to be set on the trade date): expected to be November 15, 2022, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-17 of the accompanying general terms supplement no. 1,734
No interest:  the offered notes will not bear interest
No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right
Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734.
Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734
Trading day:  as described under “Supplemental Terms of the Notes —  Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734
Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 1,738
ERISA:  as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying product supplement no. 1,738
Supplemental plan of distribution; conflicts of interest:  as described under “Supplemental Plan of Distribution” on page S-49 of the accompanying product supplement no. 1,738 and “Plan of Distribution – Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .
GS Finance Corp. expects to agree to sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of        % of the face amount. The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to             %. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We expect to deliver the notes against payment therefor in New York, New York on November 20, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Calculation agent:  GS&Co.
CUSIP no.: 40056EG85
ISIN no.: US40056EG854
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date.  The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS & Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS & Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	115%
Initial basket level	100
Buffer level	85% of the initial basket level
Buffer rate	100%
Buffer amount	15%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting (i) any of the underlier stocks, (ii) the methods by which any basket underlier sponsor calculates a basket index or the underlying index for the basket fund or (iii) the policies of the investment advisor of the basket fund

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial S&P 500® Index level, the initial S&P MidCap 400® Index level, the initial iShares® MSCI EAFE Small Cap ETF level, the initial MSCI Emerging Markets Index level, the initial EURO STOXX 50® Index level, the initial Russell 2000® Index level, the initial TOPIX level, the initial FTSE® 100 Index level or the initial S&P/ASX 200 Index level that will serve as the baselines for determining the basket return and the amount that we will pay on your notes at maturity. We will not do so until the trade date.  As a result, the actual initial S&P 500® Index level, the actual initial S&P MidCap 400® Index level, the actual initial iShares® MSCI EAFE Small Cap ETF level, the actual initial iShares® MSCI

Emerging Markets Index level, the actual initial EURO STOXX 50® Index level, the actual initial Russell 2000® Index level, the actual initial TOPIX level, the actual initial FTSE® 100 Index level and the actual initial S&P/ASX 200 Index level may differ substantially from the current level of such basket underlier prior to the trade date. They may also differ substantially from the level of such basket underlier at the time you purchase your notes.
For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement.  For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below.  Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.
The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.
Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	215.000%
175.000%	186.250%
150.000%	157.500%
125.000%	128.750%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
60.000%	75.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 40.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 60.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose 85.000% of your investment in the notes.
The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.
The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1:  The final basket level is greater than the initial basket level.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,700.00	2,835.00	105.00%	45.91	48.2055
S&P MidCap 400® Index	1,800.00	1,890.00	105.00%	10.72	11.2560
iShares® MSCI EAFE Small Cap ETF	$60.00	$63.00	105.00%	9.56	10.0380
MSCI Emerging Markets Index	1,000.00	1,050.00	105.00%	9.11	9.5655
EURO STOXX 50® Index	3,200.00	3,360.00	105.00%	8.71	9.1455
Russell 2000® Index	1,500.000	1,575.000	105.00%	5.36	5.6280
TOPIX	1,700.00	1,785.00	105.00%	5.23	5.4915
FTSE® 100 Index	7,000.00	7,350.00	105.00%	3.87	4.0635
S&P/ASX 200 Index	6,000.000	6,300.000	105.00%	1.53	1.6065
				Final Basket Level:	105.00
				Basket Return:	5.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 105.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:
Cash settlement amount = $1,000 + ($1,000 × 115% × 5.00%) = $1,057.5
Example 2:  The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,700.00	2,565.00	95.00%	45.91	43.6145
S&P MidCap 400® Index	1,800.00	1,710.00	95.00%	10.72	10.1840
iShares® MSCI EAFE Small Cap ETF	$60.00	$57.00	95.00%	9.56	9.0820
MSCI Emerging Markets Index	1,000.00	950.00	95.00%	9.11	8.6545
EURO STOXX 50® Index	3,200.00	3,040.00	95.00%	8.71	8.2745
Russell 2000® Index	1,500.000	1,425.000	95.00%	5.36	5.0920
TOPIX	1,700.00	1,615.00	95.00%	5.23	4.9685
FTSE® 100 Index	7,000.00	6,650.00	95.00%	3.87	3.6765
S&P/ASX 200 Index	6,000.000	5,700.000	95.00%	1.53	1.4535

				Final Basket Level:	95.00
				Basket Return:	-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 95.00 is greater than the buffer level of 85% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 3:  The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,700.00	810.00	30.00%	45.91	13.7730
S&P MidCap 400® Index	1,800.00	1,800.00	100.00%	10.72	10.7200
iShares® MSCI EAFE Small Cap ETF	$60.00	$60.00	100.00%	9.56	9.5600
MSCI Emerging Markets Index	1,000.00	1,000.00	100.00%	9.11	9.1100
EURO STOXX 50® Index	3,200.00	3200.00	100.00%	8.71	8.7100
Russell 2000® Index	1,500.000	1575.000	105.00%	5.36	5.6280
TOPIX	1,700.00	1785.00	105.00%	5.23	5.4915
FTSE® 100 Index	7,000.00	7700.00	110.00%	3.87	4.2570
S&P/ASX 200 Index	6,000.000	6600.000	110.00%	1.53	1.6830

				Final Basket Level:	68.9325
				Basket Return:	-31.0675%
In this example, the hypothetical final level of the S&P 500® Index is less than its hypothetical initial level, while the hypothetical final levels of the S&P MidCap 400® Index, the iShares® MSCI EAFE Small Cap ETF, the MSCI Emerging Markets Index and the EURO STOXX 50® Index are equal to their applicable hypothetical initial levels and the hypothetical final levels of the Russell 2000® Index, TOPIX, the FTSE® 100 Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial levels.
Because the basket is unequally weighted, an increase in the lower weighted basket underlier will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the S&P 500® Index results in the hypothetical final basket level being less than the buffer level of 85% of the initial basket level even though the S&P MidCap 400® Index, the iShares® MSCI EAFE Small Cap ETF, the MSCI Emerging Markets Index and the EURO STOXX 50® Index remained flat and the Russell 2000® Index, TOPIX, the FTSE® 100 Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 68.9325 is less than the buffer level of 85% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100% × (-31.0675% + 15%)) = $839.33

Example 4:  The final basket level is less than the buffer level.  The cash settlement amount is less than the $1,000 face amount.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
S&P 500® Index	2,700.00	1,350.00	50.00%	45.91	22.9550
S&P MidCap 400® Index	1,800.00	900.00	50.00%	10.72	5.3600
iShares® MSCI EAFE Small Cap ETF	$60.00	$30.00	50.00%	9.56	4.7800
MSCI Emerging Markets Index	1,000.00	500.00	50.00%	9.11	4.5550
EURO STOXX 50® Index	3,200.00	1,600.00	50.00%	8.71	4.3550
Russell 2000® Index	1,500.000	750.000	50.00%	5.36	2.6800
TOPIX	1,700.00	850.00	50.00%	5.23	2.6150
FTSE® 100 Index	7,000.00	3,500.00	50.00%	3.87	1.9350
S&P/ASX 200 Index	6,000.000	3,000.000	50.00%	1.53	0.7650

				Final Basket Level:	50.00
				Basket Return:	-50.00%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.  Since the hypothetical final basket level of 50.00 is less than the buffer level of 85% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:
Cash settlement amount = $1,000 + ($1,000 × 100% × (-50% + 15%)) = $650
The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial level of each basket underlier, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1,738. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,738. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1,738.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date
The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers.  Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.
You May Lose a Substantial Portion of Your Investment in the Notes
You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of a weighted basket comprised of the S&P 500® Index, the S&P MidCap 400® Index, iShares® MSCI EAFE Small Cap ETF, the MSCI Emerging Markets Index, the EURO STOXX 50® Index, the Russell 2000® Index, TOPIX, the FTSE® 100 Index and the S&P/ASX 200 Index as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the buffer amount times (iii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
Your Notes Do Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers
Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.  In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers. In particular, due to the weighting of the S&P 500® Index in the basket relative to the other basket underliers, any decrease in the S&P 500® Index will have a significantly larger impact on your return on the notes than any proportional increase in the other basket underliers.
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Underliers or the Basket Underlier Stocks, as Applicable
The underlier sponsors of the basket indices calculate the value of applicable basket index by reference to the prices of its basket underlier stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the basket underlier stocks and received the dividends paid on those stocks. In addition, the return on your notes will not reflect the return you would realize if you actually owned the basket fund and received the dividends paid on the shares of the basket fund. You will not receive any dividends that may be paid on any of the basket underlier stocks by the basket underlier stock issuers or on the shares of the basket fund. See “— You Have No Shareholder Rights or Rights to Receive Any Shares of a Basket Underlier or Any Basket Underlier Stocks” below for additional information.
You Have No Shareholder Rights or Rights to Receive Any Shares of a Basket Underlier or Any Basket Underlier Stocks
Investing in your notes will not make you a holder of any shares of any basket underlier or any basket underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to a basket underlier or its basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier or its basket underlier stocks or any other rights of a holder of any shares of a basket underlier or its basket underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier or any basket underlier stocks.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to the face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of an Underlier Sponsor and Changes that Affect a Basket Index or An Underlying Index or the Underlier Stocks Comprising a Basket Underlier or an Underlying Index, Could Affect the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes
The policies of an underlier sponsor concerning the calculation of the level of a basket index and each underlying index, additions, deletions or substitutions of the underlier stocks comprising such basket index or the underlying index, and the manner in which changes affecting the underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of a basket index or the underlying index, could affect the level of the applicable basket index or the underlying index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if an underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the applicable basket index or the underlying index, or if any underlier sponsor discontinues or suspends calculation or publication of the level of the applicable basket index or the underlying index, in which case it may become difficult to determine the market value of your notes. If events such as these occur on the determination date, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the applicable basket index or the underlying index on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of a Basket Underlier” on page S-27 and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 1,734.
The Policies of the Investment Advisor of the Basket Fund, Blackrock Fund Advisors, and the Sponsor of the Underlying Index of the Basket Fund, MSCI, Could Affect the Amount Payable on Your Notes and Their Market Value
The investment advisor of the basket fund, Blackrock Fund Advisors (“BFA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning the calculation of the net asset value of the basket fund, additions, deletions or substitutions of securities in the basket fund and the manner in which changes affecting the underlying index for the basket fund are reflected in the basket fund that could affect the market price of the shares of the basket fund, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the basket fund, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the basket fund, in which case it may become difficult or inappropriate to determine the market value of your notes.
If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the basket fund on the determination date — and thus the amount payable on the stated maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of a Basket Underlier” on page S-27 and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 1,734.
 In addition, MSCI, the underlier sponsor of the underlying index of the basket fund, owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlier sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the basket fund and, therefore, the cash settlement amount payable on your notes and their market value.
There Are Risks Associated With the Basket Fund
Although the shares of the basket fund are listed for trading on the NYSE Arca, Inc. (the “NYSE Arca”), a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, and there is no assurance that an active trading market will continue for the shares of the basket fund or that there will be liquidity in the trading market.

In addition, the basket fund is subject to management risk, which is the risk that the basket fund investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.  For example, the basket fund investment advisor may select a portion of the basket fund’s assets to be invested in securities that are not included in its underlying index.  The basket fund is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The basket fund investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The basket fund investment advisor does not attempt to take defensive positions in declining markets.
In addition, the basket fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.
Further, under continuous listing standards adopted by the NYSE Arca, the basket fund will be required to confirm on an ongoing basis that the components of its underlying index satisfy the applicable listing requirements. In the event that its underlying index does not comply with the applicable listing requirements, the basket fund would be required to rectify such non-compliance by requesting that the underlying index sponsor modify such underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the underlying index sponsor would so modify the underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the basket fund being delisted by the NYSE Arca.

The Basket Fund and its Underlying Index are Different and the Performance of the Basket Fund May Not Correlate With the Performance of its Underlying Index
The basket fund uses a representative sampling strategy (more fully described under “The Basket Underliers — iShares® MSCI EAFE Small Cap ETF”) to attempt to track the performance of its underlying index. The basket fund may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the basket fund is generally linked to the performance of its underlying index, the performance of the basket fund is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its underlier investment advisor.
Imperfect correlation between the basket fund’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of the basket fund’s performance from that of its underlying index.
In addition, the performance of the basket fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the basket fund. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the basket fund and its underlying index. Finally, because the shares of the basket fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the basket fund may differ from the net asset value per share of the basket fund.
For all of the foregoing reasons, the performance of the basket fund may not correlate with the performance of its underlying index. Consequently, the cash settlement amount payable on your notes will not be the same as investing directly in the basket fund or in its underlying index or in any of the underlier stocks or in any of the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
The value of your notes is linked, in part, to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
Because foreign exchanges may be open on days when the basket fund is not traded, the value of the securities underlying the basket fund may change on days when shareholders will not be able to purchase or sell shares of the basket fund.
In addition, the value of your notes is linked, in part, to the MSCI Emerging Markets Index, which is comprised of stocks traded in the equity markets of emerging market countries. The countries whose markets are represented by the MSCI Emerging Markets Index include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the basket underlier sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the MSCI Emerging Markets Index

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.
United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes
The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket fund or on the stocks included in the basket indices during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Your Notes May Be Subject to the Constructive Ownership Rules
There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS
The Basket
The basket is comprised of the following basket underliers with the following initial weights within the basket:  the S&P 500® Index (45.91% weighting), the S&P MidCap 400® Index (10.72% weighting), the iShares® MSCI EAFE Small Cap ETF (9.56% weighting), the MSCI Emerging Markets Index (9.11% weighting), the EURO STOXX 50® Index (8.71% weighting), the Russell 2000® Index (5.36% weighting), TOPIX (5.23% weighting), the FTSE® 100 Index (3.87% weighting) and the S&P/ASX 200 Index (1.53% weighting).
The S&P 500® Index
The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee. Also as of July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows:
●
with respect to the “U.S. company” criterion, (i) the IEX was added as an “eligible exchange” for the primary listing of the relevant company’s common stock and (ii) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and

●
with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.

As of October 25, 2018, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (10.10%), Consumer Discretionary (10.06%), Consumer Staples (7.34%), Energy (5.70%), Financials (13.29%), Health Care (15.02%), Industrials (9.32%), Information Technology (20.87%), Materials (2.32%), Real Estate (2.83%) and Utilities (3.15%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.
The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 1,734.
The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.
The S&P MidCap 400® Index
The S&P MidCap 400® Index includes a sample of 400 mid-sized companies in various industries of the U.S. economy.  S&P chooses companies for inclusion in the S&P MidCap 400® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the population of mid-size companies in the U.S. equity market. Although the S&P MidCap 400® Index contains 400 constituent companies, at any one time it may contain greater than 400 constituent trading lines since some companies included in the index prior to July 31, 2017 may be represented by multiple share class lines in the index. The S&P MidCap 400® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spindices.com/indices/equity/sp-400 and spdji.com/. We are not incorporating by reference the websites or any material they include in this pricing supplement.
The S&P MidCap 400® Index is intended to reflect the risk and return characteristics of the broader universe of mid-sized firms in the U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P MidCap 400® Index that are employed by S&P include: the company proposed for addition has an unadjusted company market capitalization of between $1.6 billion and $6.8 billion (but the constituents are not the 400 largest companies in the NYSE in that range and not all 400 companies are listed on such exchange; for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded in the proposed constituent to float-adjusted market capitalization of that company should be 1.00 or greater and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX (each, an “eligible exchange”)), the proposed constituent has a public float of 50% or more of its stock, the inclusion of the company will contribute to sector balance in the index relative to the sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter; and, for IPOs, the company must be traded on an eligible exchange for at least twelve months. In addition, constituents of the S&P 500® Index and the S&P SmallCap 600® Index can be migrated to the index without meeting the financial viability, public float and/or liquidity eligibility criteria if the S&P Index Committee decides that such a move will enhance the representativeness of the S&P MidCap 400® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies (“BDCs”), limited partnerships, master limited partnerships, limited liability companies (“LLCs”) OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (“ADRs”). Stocks are deleted from the S&P MidCap 400® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or bulletin board are removed and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P MidCap 400® Index continuity.
For constituents included in the index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P MidCap 400® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P MidCap 400® Index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P MidCap 400® Index. Constituents of the S&P MidCap 400® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P MidCap 400® Index. If an S&P MidCap 400® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.
As of October 9, 2018, the top ten component stocks of the S&P MidCap 400® Index, by weight, were: Jack Henry & Associates Inc. (0.69%), Keysight Technologies Inc. (0.69%), Domino’s Pizza Inc. (0.68%), Fortinet Inc. (0.67%), Teleflex Inc. (0.65%), IDEX Corporation (0.63%), Lamb Weston Goldings Inc. (0.62%), Atmos Energy Corporation (0.61%), Steel Dynamics, Inc. (0.60%) and PTC Inc. (0.60%).
As of October 9, 2018, the 400 companies included in the S&P MidCap 400® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (11.40%), Consumer Staples (3.44%), Energy (5.67%), Financials (16.50%), Health Care (9.96%), Industrials (14.34%), Information Technology (16.01%), Materials (6.70%), Real Estate (8.97%), Communication Services (2.14%), and Utilities (4.88%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.
Calculation of the S&P MidCap 400® Index
The S&P MidCap 400® Index is calculated using a base-weighted aggregative methodology. The value of the S&P MidCap 400® Index on any day for which an underlier value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P MidCap 400® Index times the number of shares of such stock included in the S&P MidCap 400® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any underlier stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such underlier stock that are then included in the S&P MidCap 400® Index.
The S&P MidCap 400® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor.  The “divisor” is a value calculated by S&P that is intended to maintain conformity in underlier values over time and is adjusted for all changes in the underlier stocks’ share capital after the “base date” as described below.  The level of the S&P MidCap 400® Index reflects the total market value of all underlier stocks relative to the underlier’s base date of June 28, 1991.
In addition, the S&P MidCap 400® Index is float-adjusted, meaning that the share counts used in calculating the S&P MidCap 400® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, publicly traded companies that hold shares for control in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds, mutual funds, exchange traded fund providers, 401(k) plans of the company, government retirement and pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations, savings plans and investment plans) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P MidCap 400® Index calculations.
The exclusion is accomplished by calculating an Investable Weight Factor (“IWF”) for each stock that is part of the numerator of the float-adjusted underlier fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.
Maintenance of the S&P MidCap 400® Index
In order to keep the S&P MidCap 400® Index comparable over time S&P engages in an underlier maintenance process.  The S&P MidCap 400® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P MidCap 400® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the underlier methodology, at least once within any 12 month period, the S&P Index Committee reviews the underlier methodology to ensure the S&P MidCap 400® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included or potentially included in the S&P MidCap 400® Index, or investment and financial experts.
Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P MidCap 400® Index.  Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count.  If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected underlier stock and consequently of altering the aggregate market value of the underlier stocks following the event.  In order that the level of the S&P MidCap 400® Index not be affected by the altered market value (which could be an increase or decrease) of the affected underlier stock, S&P generally derives a new divisor by dividing the post-event market value of the underlier stocks by the pre-event underlier value, which has the effect of reducing the S&P MidCap 400® Index’s post-event value to the pre-event level.
Changes to the Number of Shares of a Constituent
The underlier maintenance process also involves tracking the changes in the number of shares included for each of the underlier companies. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of  the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mergers or acquisitions are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s total shares of 5% or more due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P MidCap 400® Index as required by any changes in the number of shares outstanding. S&P implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for certain corporate action events (merger activity, stock splits and rights offerings).
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the S&P MidCap 400® Index.  Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P MidCap 400® Index from changing as a result of the corporate action.  This helps ensure that the movement of the S&P MidCap 400® Index does not reflect the corporate actions of individual companies in the S&P MidCap 400® Index.
Spin-Offs
As a general policy, a spin-off security is added to the S&P MidCap 400® Index at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spin-off security will remain in the S&P MidCap 400® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P MidCap 400® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). If there is a gap between the ex-date and distribution date (or payable date), or if the spin-off security does not trade regular way on the ex-date, the spin-off security is kept in the S&P MidCap 400® Index until the spin-off security begins trading regular way.
Several additional types of corporate actions, and their related adjustments, are listed in the table below.
Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?
Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting

Change in shares outstanding (secondary issuance, share	Yes – share count is revised to reflect new count	Yes

repurchase and/or share buy-back)

Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in underlier market value

Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF

Company added to or deleted from the S&P MidCap 400® Index	No	Yes – divisor is adjusted by the net change in market value, calculated as the shares issued multiplied by the price paid.

Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed)
Recalculation Policy
S&P reserves the right to recalculate and republish the S&P MidCap 400® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P MidCap 400® Index is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P MidCap 400® Index without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P MidCap 400® Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P MidCap 400® Index following specified guidelines. In the event that the S&P MidCap 400® Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Closing levels for the S&P MidCap 400® Index are calculated by S&P based on the closing price of the individual constituents of the underlier as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in S&P MidCap 400® Index calculations. In extreme circumstances, S&P may decide to delay underlier adjustments or not publish the S&P MidCap 400® Index. Real-time indices are not restated.

Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:
Market Disruption Prior to Open of Trading:
(i)
If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.
Market Disruption Intraday:
(i)
If exchanges indicate that trading will not resume for a given day, the S&P MidCap 400® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P MidCap 400® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.
The S&P MidCap 400® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P MidCap 400® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P MidCap 400® Index is the licensing of the S&P MidCap 400® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P MidCap 400® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P MidCap 400® Index will accurately track underlier performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MidCap 400® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MidCap 400® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
The iShares® MSCI EAFE Small Cap ETF
The shares of the iShares® MSCI EAFE Small Cap ETF (the “ETF”) are issued by iShares® Trust, a registered investment company.
•	The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the underlying index.
•	The index it tracks is the MSCI EAFE Small Cap Index (the “underlying index”).
•	Investment Advisor: BlackRock Fund Advisors (“BFA”).
•	The ETF’s shares trade on the NASDAQ under the ticker symbol “SCZ”.
•	The iShares® Trust’s SEC CIK Number is 0001100663.
•	The ETF’s inception date was December 10, 2007.
•	The ETF’s shares are issued or redeemed only in creation units of 200,000 shares or multiples thereof.
We obtained the following fee information from the iShares® website without independent verification. The investment advisor is paid a management fee from the ETF based on the ETF’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the ETF and a set of other specified iShares® funds (the “funds”) as follows: 0.4000% per annum of the aggregate net assets of the funds less than or equal to $12.0 billion, plus 0.3800% per annum of the aggregate net assets of the funds on amounts in excess of $12.0 billion, up to and including $18.0 billion, plus 0.3610% per annum of the aggregate net assets of the funds on amounts in excess of $18.0 billion, up to and including $24.0 billion, plus 0.3430% per annum of the aggregate net assets of the funds on amounts in excess of $24.0 billion. As of September 30, 2018, the aggregate expense ratio of the ETF was 0.40% per annum.
For additional information regarding iShares® Trust or BFA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the period ended July 31, 2018) and other information iShares® Trust files with the SEC. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/SCZ.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
Investment Objective
The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The ETF’s investment objective and the underlying index may be changed without the approval of BFA’s shareholders. Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.
The following table displays the top holdings and weightings by industry sector of the ETF. (Sector designations are determined by the ETF sponsor using criteria it has selected or developed. Index and ETF sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices or ETFs with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information in the tables below from the ETF website without independent verification.
Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.

iShares® MSCI EAFE Small Cap ETF Top Ten Holdings as of November 1, 2018
ETF Stock Issuer	Percentage (%)
RENTOKIL INITIAL PLC	0.33%
LEG IMMOBILIEN N AG	0.33%
HALMA PLC	0.31%
KINGSPAN GROUP PLC	0.30%
ORPEA S.A.	0.29%
ASR NEDERLAND NV	0.29%
SMITH (DS) PLC	0.29%
HISCOX LTD	0.28%
LOGITECH INTERNATIONAL SA	0.28%
RIGHTMOVE PLC	0.27%
Total	2.97%

iShares® MSCI EAFE Small Cap ETF Weighting by Sector as of November 1, 2018*ǂ
Sector	Percentage (%)
Industrials	21.52%
Consumer Discretionary	12.76%
Financials	11.48%
Information Technology	9.55%
Real Estate	11.35%
Materials	8.55%
Health Care	7.71%
Consumer Staples	6.74%
Energy	2.99%
Utilities	2.07%
Communications	4.64%
Cash and/or Derivatives	0.66%
Total	100.02%
* Percentages may not sum to 100% due to rounding.
ǂ The Global Industry Classification Structure, which MSCI utilizes to classify the constituents of the MSCI EAFE Small Cap Index, was updated in September 2018. Please see “ ― The MSCI® EAFE Small Cap Index” below for additional information about these updates.

iShares® MSCI EAFE Small Cap ETF Weighting by Country as of November 1, 2018*
Country	Percentage (%)
Japan	30.90%
United Kingdom	18.47%
Australia	7.07%
Germany	5.87%
Sweden	5.18%
Switzerland	4.38%
France	3.58%
Italy	3.42%
Netherlands	2.72%
Spain	2.48%
Israel	2.06%
Norway	2.00%
Belgium	1.90%
Denmark	1.84%
Hong Kong	1.76%
Singapore	1.53%

Finland	1.42%
Cash and/or Derivatives	0.66%
Other	2.76%
100.00%
* Percentages may not sum to 100% due to rounding.

Representative Sampling
BFA uses a representative sampling indexing strategy to manage the ETF. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index.
The ETF generally will invest at least 90% of its assets in the component securities of the underlying index and in investments that have economic characteristics that are substantially identical to the component securities of the underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 10% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the underlying index, but which BFA believes will help the ETF track the underlying index. Also, the ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).
Tracking Error
The performance of the ETF and the underlying index may vary due to a variety of factors, including differences between the securities and other instruments held in the ETF’s portfolio and those included in the underlying index, pricing differences (including differences between a security’s price at the local market close and the ETF’s valuation of a security at the time of calculation of the ETF’s net asset value), differences in transaction costs, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the underlying index or the costs to the ETF of complying with various new or existing regulatory requirements. Tracking error also may result because the ETF incurs fees and expenses, while the underlying index does not. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the ETF used a replication indexing strategy in which an ETF invests in substantially all of the securities in its index in approximately the same proportions as in the underlying index.
As of September 30, 2018, iShares® reported the following average annual returns on the market price of the ETF’s shares and the index.  The market price of the ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date.  ETF shares: 1 year, 2.93%; 3 years, 12.02%; 5 years, 7.76%; 10 years, 9.24%; since inception, 4.58%; index: 1 year, 3.73%; 3 years, 12.39%; 5 years, 7.96%; 10 years, 9.68%; since ETF inception, 4.75%.
Industry Concentration Policy
The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the underlying index is concentrated.
The Underlying Index
The MSCI EAFE Small Cap Index (the “underlying index”) is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.
The underlying index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The underlying index is considered a “small cap” index, which means it consists of all eligible small capitalization stocks, as determined by MSCI, in the relevant market. Additional information about the underlying index is available on the following website: msci.com/index-methodology. Daily closing price information for the underlying index is available on the following website: msci.com/. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
The underlying index is intended to provide performance benchmarks for the developed equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The constituent stocks of the underlying index are derived from the constituent stocks in the 21 MSCI small cap single country indices for the developed market countries listed above. The underlying index is calculated in U.S. dollars on a total return net basis.  The underlying index was launched on January 1, 2001 at an initial value of 100.
MSCI divides the companies included in the underlying index into eleven Global Industry Classification Sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate, Telecommunication Services and Utilities. As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Classification Sector structure changes will be implemented in the MSCI EAFE Small Cap Index in connection with the November 2018 semi-annual index review.
The ETF tracks the net total return version of the underlying index.  A net total return index represents the total return earned in a portfolio that tracks the price return version of the index and reinvests dividend income, net of certain withholding taxes, in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the net total return calculation of an index is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the net total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income net of certain withholding taxes.
Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.
Construction of the Underlying Index
MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; and (iv) classifying securities under the Global Industry Classification Standard. The underlying index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. The underlying index is a small cap index, meaning that only securities that would qualify for inclusion in a small cap index will be included as described below.

Defining the Equity Universe
Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.  Preferred shares that exhibit characteristics of equity securities are eligible.
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.
Determining the Market Investable Equity Universes
A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.
(i)    Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe.  A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.
In order for a country to meet the foreign listing materiality requirement, MSCI determines all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.
(ii) Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
•
First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•
Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•
The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2018, the equity universe minimum size requirement was set at U.S. $283 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.
Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:
(1) Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used)
(2) Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used.)
(3) Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).
Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.
MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.
Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets.
Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.
Defining Market Capitalization Size Segments for Each Market
Once a market investable equity universe is defined, it is segmented into the following size-based indices:
•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index
Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. The market coverage for a small cap index is 14%. As of April 2018, the global minimum size range for a developed market small cap index is a full market capitalization of USD 668 million to USD 6.374 billion.
Classifying Securities under the Global Industry Classification Standard
All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.
The ETF tracks the net total return version of the underlying index.  A net total return index represents the total return earned in a portfolio that tracks the price return version of the index and reinvests dividend income, net of certain withholding taxes, in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the net total return calculation of an index is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the net total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income net of certain withholding taxes.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.
Calculation Methodology for the Underlying Index

The performance of the underlying index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.
Companies may be listed simultaneously on more than one stock exchange in Japan. A company may apply for delisting from one stock exchange while remaining listed on other stock exchanges. For such delisting, Japanese stock exchanges generally give notice one month prior to the expected last trading date of the security to be delisted. Should such delisting involve a change in the primary exchange and/or trigger a change in the price source, MSCI will obtain the price of the security from the new primary exchange two weeks after an announcement of delisting from the stock exchange.

Net Daily Total Return Methodology

The underlying index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the underlying index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the underlying index.
Maintenance of the Underlying Index
In order to maintain the representativeness of the underlying index, structural changes may be made by adding or deleting component securities. Currently, such changes in the underlying index may generally only be made on four dates throughout the year: after the close of the last scheduled business day of each February, May, August and November.
Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.
MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the MSCI Indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the underlying index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future, or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free-float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float-adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event. Share conversions may also give rise to an early deletion. All changes resulting from corporate events are announced prior to their implementation in the indices, provided all necessary information on the event is available.
MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: block sales, block buys, secondary offerings and transactions made by way of immediate book-building that did not meet the requirements for implementation at the time of such event; corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents; and acquisition by shares of non-listed companies or assets. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodic conversion of a share class into another share class, exercise of over-allotment options, exercise of share buybacks, or the cancellation of shares, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.
MSCI’s semi-annual index review is designed to systematically reassess the component securities of the underlying index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the underlying index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the underlying index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the underlying index at the time of the previous quarterly index review; the minimum size requirement for the underlying index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the underlying index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.
Underlying index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.
Daily closing price information for the MSCI Indices is available on the following website: msci.com. We are not incorporating by reference that website or any material it includes in this pricing supplement.
“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The underlying index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the underlying index or any member of the public regarding the advisability of investing in the underlying index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the underlying index.
The MSCI Emerging Markets Index
The MSCI Emerging Markets Index (the underlier) is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The underlier is a free float adjusted market capitalization index and is part of the MSCI Global Investable Market Indices. The underlier is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets.
MSCI Emerging Markets Index Stock Weighting by Country as of October 2, 2018
Country	Percentage (%)*
Brazil	6.52%
Chile	1.13%
China	30.63%
Colombia	0.47%
Czech Republic	0.19%
Egypt	0.13%
Greece	0.28%
Hungary	0.29%
India	8.67%
Indonesia	1.92%
Korea, Republic Of	14.74%
Malaysia	2.46%
Mexico	3.19%
Pakistan	0.06%
Peru	0.42%
Philippines	0.95%
Poland	1.22%
Qatar	0.95%
Russian Federation	3.70%
South Africa	6.03%
Taiwan, Province Of China	12.26%
Thailand	2.50%
Turkey	0.61%
United Arab Emirates	0.67%
*Information provided by MSCI. Percentages may not sum to 100% due to rounding.

MSCI Emerging Markets Index Stock Weighting by Sector as of October 2, 2018
Sector**	Percentage (%)*
Consumer Discretionary	9.22%
Consumer Staples	6.58%
Energy	7.76%
Financials	23.05%
Health Care	3.20%
Industrials	5.34%
Information Technology	27.13%
Materials	7.81%
Real Estate	2.95%
Telecommunication Services	4.48%
Utilities	2.47%
*Information provided by MSCI.  Percentages may not sum to 100% due to rounding.
**Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Classification Sector structure changes will be implemented in the MSCI Emerging Markets Index in connection with the November 2018 semi-annual index review.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 quarterly index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.

MSCI has announced that, beginning in June 2019, it expects to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index, representing on a pro forma basis a weight of approximately 2.6% of the MSCI Emerging Markets Index with 32 securities, following a two-step inclusion process. The first inclusion step is expected to coincide with the May 2019 semi-annual review and the second inclusion step is expected to take place as part of the August 2019 quarterly index review. In addition, MSCI has announced the reclassification of the MSCI Argentina Index from a “frontier market” to an “emerging market”, and the MSCI Argentina Index is expected to be included in the MSCI Emerging Markets Index coinciding with the May 2019 semi-annual index review. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.
The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734.  For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — MSCI Indices” on page S-46 of the accompanying general terms supplement no. 1,734.  The MSCI Emerging Markets Index is a price return index and, therefore, the paragraph under “The Underliers — MSCI Indices – Calculation Methodology for the MSCI Indices – Daily Total Return Methodology” on page S-51 of the accompanying general terms supplement no. 1,734 does not apply to the underlier.  Additional information about the underlier is available on the following website: msci.com/index-methodology. We are not incorporating by reference the website or any material it includes in this pricing supplement.
The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by GS Finance Corp. and its affiliates. These notes, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. The general terms supplement contains a more detailed description of the limited relationship MSCI has with GS Finance Corp. and any related notes.

The EURO STOXX 50® Index
The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.
The top ten constituent stocks of the EURO STOXX 50® Index as of October 29, 2018, by weight, are: Total S.A. (6.11%), SAP SE (4.50%), Siemens AG (3.88%), Sanofi (3.79%), Allianz SE (3.50%), Unilever N.V. (3.23%), LVMH Moët Hennessy Louis Vuitton SE (3.15%), Banco Santander S.A. (2.99%), Bayer AG (2.85%) and ASML Holding N.V. (2.82%); constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
As of October 29, 2018, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (4.38%), Banks (11.46%), Chemicals (4.79%), Construction & Materials (2.89%), Food & Beverage (4.35%), Health Care (10.27%), Industrial Goods & Services (10.86%), Insurance (6.82%), Media (0.94%), Oil & Gas (7.87%), Personal & Household Goods (10.11%), Real Estate (0.98%), Retail (3.64%), Technology (9.95%), Telecommunications (4.81%) and Utilities (4.15%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of October 29, 2018, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.55%), Finland (1.24%), France (38.94%), Germany (29.19%), Ireland (2.68%), Italy (4.76%), Netherlands (10.35%) and Spain (10.29%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor's website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the basket underlier, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-75 of the accompanying general terms supplement no. 1,734.
The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

The Russell 2000® Index
The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.”

As of October 29, 2018, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (15.13%), Consumer Staples (2.59%), Financial Services (25.59%), Health Care (15.58%), Materials & Processing (6.35%), Other Energy (4.45%), Producer Durables (13.38%), Technology (12.40%) and Utilities (4.51%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
In addition to the exclusions discussed under “Exclusions from the Russell 2000® Index” on page S-62 of the accompanying general terms supplement no. 1,734, a company with 5% or less of its voting rights in the hands of unrestricted shareholders is no longer eligible for inclusion in the Russell 2000® Index. Existing constituents of the Russell 2000® Index that do not currently have more than 5% of the company’s voting rights in the hands of unrestricted shareholders have until the September 2022 review to meet this requirement.
The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor's website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “Russell 2000® Index” on page S-61 of the accompanying general terms supplement no. 1,734.
The Russell 2000® Index is a trademark of Russell Investment Group (“Russell”) and has been licensed for use by GS Finance Corp. The securities are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the securities.

TOPIX
TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by TSE. Additional information about TOPIX is available on the following website: tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.
TOPIX
Basket Underlier Stock Weighting by Sector as of October 16, 2018

Sector:*	Percentage (%)**
Air Transportation	0.56%
Banks	6.97%
Chemicals	7.11%
Communication	7.99%
Construction	2.92%
Electric Appliances	12.99%
Electric Power & Gas	1.84%
Fishery, Agriculture & Forestry	0.12%

Foods	4.11%
Glass & Ceramics Products	0.97%
Insurance	2.50%
Iron & Steel	1.06%
Land Transportation	4.31%
Machinery	5.17%
Marine Transportation	0.19%
Metal Products	0.60%
Mining	0.35%
Nonferrous Metals	0.80%
Oil & Coal Products	0.88%
Other Financing Business	1.23%
Other Products	2.14%
Pharmaceutical	5.17%
Precision Instruments	1.79%
Pulp & Paper	0.30%
Real Estate	2.37%
Retail Trade	5.02%
Rubber Products	0.77%
Securities & Commodity Futures	0.97%
Services	4.72%
Textiles & Apparels	0.62%
Transportation Equipment	8.26%
Warehousing & Harbor Transportation Services	0.18%
Wholesale Trade	5.04%

*     Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
**    Information provided by TSE. Percentages may not sum to 100% due to rounding.
The above information supplements the description of TOPIX found in the accompanying general terms supplement no. 1,734. For more details about TOPIX, the basket underlier sponsor and the license agreement between the basket underlier sponsor and the issuer, see “The Underliers — TOPIX” on page S-82 of the accompanying general terms supplement no. 1,734.
TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.
The FTSE® 100 Index
The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The FTSE® 100 Index is sponsored, calculated, published and disseminated by FTSE Russell, a company owned by the London Stock Exchange Group companies that we refer to as FTSE. The FTSE® 100 Index was first launched with a base level of 1,000 as of December 30, 1983. Additional information on the FTSE® 100 Index is available from the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
FTSE divides the 100 companies included in the FTSE® 100 Index into the 10 Industry Classification Benchmark industries: Oil & Gas, Basic Materials, Industrials, Consumer Goods, Health Care, Consumer Services, Telecommunications, Utilities, Financials and Technology. FTSE Russell announced that it expects to add an 11th industry, Real Estate, to the Industry Classification Benchmark after the market close on December 31, 2018.
Index Stock Weighting by Sector as of October 29, 2018
Industry:*	Percentage (%)**
Oil & Gas	17.24%
Basic Materials	8.67%
Industrials	8.00%
Consumer Goods	16.50%
Health Care	11.19%
Consumer Services	10.79%
Telecommunications	3.26%
Utilities	3.19%
Financials	20.56%
Technology	0.60%
*     Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices may reflect differences in sector designation methodology as well as actual differences in the sector composition of the indices.
**    Information provided by FTSE. Percentages may not sum to 100% due to rounding.
The top ten constituent stocks of the FTSE® 100 Index as of October 29, 2018, by weight, are: HSBC Holdings PLC (7.01%); Royal Dutch Shell PLC (6.14%); BP PLC (5.75%); Royal Dutch Shell PLC Class B (5.09%); British American Tobacco PLC (4.45%); GlaxoSmithKiline PLC (4.10%); AstraZeneca PLC (4.09%); Diageo PLC (3.56%); Unilever (2.55%) and Rio Tinto PLC (2.36%).
In addition to the eligibility criteria discussed under “The Underliers — FTSE® 100 Index” on page S-69 of the accompanying general terms supplement no. 1,734, in order to be included in the FTSE® 100 Index, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of the FTSE® 100 Index who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the FTSE® 100 Index.
The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor's website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the basket underlier, the basket underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-69 of the accompanying general terms supplement no. 1,734.
“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.
The FTSE® 100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.
All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.
S&P/ASX 200

The S&P/ASX 200, which we also refer to in this description as the “index”:
●	was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and
●	is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P”).
The index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange, which we refer to as the ASX, by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the index. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the index.
As of October 29, 2018, the top 10 index stocks by weight were the following: Commonwealth Bank of Australia (7.60%), BHP Billiton Ltd. (6.58%), Westpac Banking Corp. (5.85%), CSL Ltd. (5.38%), ANZ Banking Group (4.72%), National Australia Bank Ltd. (4.41%), Wesfarmers Ltd. (3.37%), Telstra Corporation Ltd. (2.40%), Woolworths Ltd. (2.38%) and Macquarie Group Ltd. (2.31%).
As of October 29, 2018, the 11 GICS industry sectors represented by stocks in the index include: Financials (32.16%), Materials (18.23%), Health Care (8.43%), Consumer Staples (7.95%), Industrials (7.77%), Real Estate (7.78%), Energy (5.78%), Consumer Discretionary (4.14%), Telecommunication Services (3.73%), Information Technology (2.06%) and Utilities (1.96%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P/ASX 200 Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.
As of October 29, 2018, the top 10 index stocks by weight were the following: Commonwealth Bank of Australia (7.60%), BHP Billiton Ltd. (6.58%), Westpac Banking Corp. (5.85%), CSL Ltd. (5.38%), ANZ Banking Group (4.72%), National Australia Bank Ltd. (4.41%), Wesfarmers Ltd. (3.37%), Telstra Corporation Ltd. (2.40%), Woolworths Ltd. (2.38%) and Macquarie Group Ltd. (2.31%).
As of October 29, 2018, the 11 GICS industry sectors represented by stocks in the index include: Financials (32.16%), Materials (18.23%), Health Care (8.43%), Consumer Staples (7.95%), Industrials (7.77%), Real Estate (7.78%), Energy (5.78%), Consumer Discretionary (4.14%), Telecommunication Services (3.73%), Information Technology (2.06%) and Utilities (1.96%). Sector designations are determined by the index sponsor
The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.
The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor, which we refer to as the IWF, are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.
Number of Shares
When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.
Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the index to be reflective of the Australian market.
The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.
Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.
IWF
All stocks in the index are assigned an IWF, which is an adjustment factor that accounts for the publicly available shares of a company. The IWF ranges between 0 and 1 and is calculated as 1 minus the percentage of shares held by strategic shareholders who possess 5% or more of issued shares. A company must have a minimum IWF of 0.3 to be eligible for index inclusion.
S&P Dow Jones Indices identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustment:
1.   Government and government agencies;
2.   Controlling and strategic shareholders/partners;
3.   Any other entities or individuals which hold more than 5%; excluding insurance companies, securities companies and investment funds;

4.   Other restricted portions such as treasury stocks.
Liquidity Test
Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 companies of the All Ordinaries index, another member of the S&P/ASX index family.
Index Maintenance
S&P rebalances the index constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. The reference date used for the six months worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the index, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.
In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the index, a stock must be ranked 179th or higher, and in order to be deleted from the index, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the index, however, these rules can be by-passed when circumstances warrant.
Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the index only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.
Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.
Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or A$ 100 million in value.
Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the 6-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$ 100 million. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.
Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:
●	Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;
●	Rights issues, bonus issues and other major corporate actions;
●	Dividend Reinvestment Plan share issuances of more than A$100 million in value; and

●	Share issues resulting from index companies merging and major off-market buy-backs.
Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.
IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.
The function of the IWF is also to manage the index weight of foreign-domiciled securities that quote shares on the basis of CDIs. Due to the volatility that is displayed by CDIs, unusually large changes in the number of CDIs on issue could result. Where this is the case, the IWF may be used to limit the effect of unusually large changes in the average number of CDIs (and, thereby, limit the potential to manipulate this figure). Where the Australian Index Committee sees fit to apply the IWF in this manner, the rationale for the decision will be announced to the market. This will be reviewed annually at the March-quarter index rebalancing date.
Index Calculation
The index is calculated using a base-weighted aggregate methodology. The value of the index on any day for which an index value is published is determined by a fraction, the numerator of which is the sum for all index stocks of the products of the price of each stock in the index times the number of shares of such stock included in the index times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.
In order to prevent the value of the index from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the index and ensures that the movement of the index does not reflect the corporate actions of the individual companies that comprise the index.
The table below summarizes the types of index adjustments and indicates whether the corporate action will require a divisor adjustment:
Type of Corporate Action	Index Treatment	Divisor Adjustment Required
Cash dividend	None	No
Special Cash Dividend	Price adjustment needed	Yes
Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No
Stock dividend from class A shares into existing class B shares, both of which are included in the index	Adjustment for price of A; adjustment for shares in B	Yes
Stock dividend of different class, same company and is not included in the index	Price adjustment	Yes
Reverse Split	Adjustment for price and shares	No
Rights Offering	Adjustment for price and shares	Yes
Rights offering for a new line	Adjustment for price	Yes
New share issuance	Adjustment for shares	Yes
Reduction of capital	Share adjustment	Yes
New addition to index	Share adjustment	Yes

Deletion from index	Share adjustment	Yes
Merger (acquisition by index company for stock)	Share increase	Yes

A company that is spun-off from an index constituent will be added to the index at a zero price on the ex-date. If the spun-off company is not eligible to be included in the index based on its float adjusted market capitalization, then it will be removed from the index at least after one day of trading regular way.
In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The index will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the index for that day.
Recalculation Policy
S&P reserves the right to recalculate and republish the S&P/ASX 200 Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P/ASX 200 Index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P/ASX 200 Index without involving the index committee.  In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P/ASX 200 Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P/ASX 200 Index following specified guidelines. In the event that the S&P/ASX 200 Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Prices used to calculate the S&P/ASX 200 Index are obtained from IDC and Thomson Reuters. If the relevant exchange suffers a failure or interruption, real-time calculations are halted until the exchange confirms that trading and price dissemination has resumed.

If the interruption is not resolved before the market close and the exchange publishes a list of closing prices, those prices are used to calculate the closing value of the S&P/ASX 200 Index. If no list is published, the last trade for each security before the interruption is used to calculate the closing value of the S&P/ASX 200 Index. If no trades were reported for a security, the previous close adjusted for corporate actions is used for index calculation.

In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P/ASX 200 Index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

In the event of an unexpected exchange closure, S&P uses the following guidelines:

(i)
If an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P Dow Jones Indices will treat the day as an unscheduled market holiday.

(ii)
If a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

License Agreement between S&P Dow Jones Indices LLC and GS Finance Corp.
The “S&P/ASX 200” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and ASX Operations Pty Ltd, and has been licensed for use by GS Finance Corp. (“Licensee”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX 200 is a registered trademark of ASX Operations Pty Ltd. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Licensee. Licensee’s Product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or ASX Operations Pty Ltd. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd make any representation or warranty, express or implied, to the owners of the Licensee’s Product(s) or any member of the public regarding the advisability of investing in securities generally or in Licensee’s Product(s) particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices and ASX Operations Pty Ltd only relationship to Licensee with respect to the S&P/ASX 200 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices ASX Operations Pty Ltd. without regard to Licensee or the Licensee’s Product(s). S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation to take the needs of Licensee or the owners of Licensee’s Product(s) into consideration in determining, composing or calculating the S&P/ASX 200. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd. are responsible for and have not participated in the determination of the prices, and amount of Licensee’s Product(s) or the timing of the issuance or sale of Licensee’s Product(s) or in the determination or calculation of the equation by which Licensee’s Product(s) is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation or liability in connection with the administration, marketing or trading of Licensee’s Product(s). There is no assurance that investment products based on the S&P/ASX 200 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE LICENSEE’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX OPERATIONS PTY LTD. BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED

OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Levels of the Basket Underliers
The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers.  We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers.  Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.
The graphs below show the daily historical closing levels of each basket underlier from November 2, 2008 through November 2, 2018. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the Russell 2000® Index are published to six decimal places by its underlier sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

Historical Performance of the S&P 500® Index

Historical Performance of the S&P MidCap 400® Index

Historical Performance of the iShares® MSCI EAFE Small Cap ETF

Historical Performance of the MSCI Emerging Markets Index

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the Russell 2000® Index
Historical Performance of TOPIX

Historical Performance of the FTSE® 100 Index

Historical Performance of the S&P/ASX 200 Index

Historical Basket Levels
The following graph is based on the basket closing level for the period from November 2, 2008 through November 2, 2018 assuming that the basket closing level was 100 on November 2, 2008.  We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date.  The basket closing level has been normalized such that its hypothetical level on November 2, 2008 was 100.  As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers.
Historical Performance of the Basket

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Summary Information	PS-2
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-15
The Basket and the Basket Underliers	PS-23
Product Supplement No. 1,738 dated July 10, 2017
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
Conflicts of Interest	S-52
General terms supplement no. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$

GS Finance Corp.
Leveraged Buffered Basket-Linked Notes due
guaranteed by
The Goldman Sachs
Group, Inc.

Goldman Sachs & Co. LLC